Exhibit 99.1

Final

Avantair, Inc. Announces Fiscal Fourth Quarter and Full Year 2007

Financial Results

Growth in Aircraft Shares Drives 58.0% Increase in Revenues and 82.5%

Increase in Maintenance and Management Fees Year-over-Year

Clearwater, FL (September 4, 2007) – Avantair, Inc. (OTCBB: AAIR, AAIRU, AAIRW), the only publicly traded stand-alone fractional operator and the exclusive provider of fractional shares in the Avanti P.180 aircraft, today announced financial results for the fiscal fourth quarter and full year 2007 ended June 30, 2007.

Fourth Quarter 2007 Highlights

•	Total revenues for the fiscal fourth quarter increased 58.0% year over year.

•	Year-end 2007 fractional shares were 499.5 versus 337.5 at the end of fiscal 2006.

•	Revenue from maintenance and management fees in the fourth fiscal quarter of 2007 increased 82.5% compared to the same period in fiscal 2006.

•	The company affirms its previously disclosed fiscal 2008 aircraft delivery schedule.

Fourth Quarter 2007 Financial Results

Total revenues for the fourth quarter of fiscal 2007 were $21.8 million compared to $13.8 million for the fourth quarter of fiscal 2006, an increase of 58.0%.

Revenues from fractional aircraft shares sold were $7.8 million for the fourth quarter of fiscal 2007 versus $6.5 million in the year-ago quarter, an increase of 20.1%. This reflects over a doubling in the number of aircraft shares sold to 60.5 in the fourth quarter of fiscal 2007 from 27 in the fourth quarter of fiscal 2006 and an increase in the price of aircraft shares to $415,000 per share during the fourth quarter of fiscal 2007 compared to $405,000 in the fourth quarter of fiscal 2006. Under GAAP accounting rules, sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenues from maintenance and management fees were $11.5 million for the fourth quarter of fiscal 2007, an increase of 82.5% from $6.3 million in the fourth quarter of fiscal 2006, primarily reflecting the increase in aircraft shares to 499.5 at June 30, 2007 compared to 337.5 at June 30, 2006 and an increase in monthly management fees, which were $8,900 during the fourth quarter of fiscal 2007 compared to $8,400 at the end of the fourth quarter of fiscal 2006.

Other revenues were $2.6 million compared to $0.9 million in the year-ago period, an increase of 189%. Other revenues consist of demo flights, our card program, remarketing fees, and fuel and rent revenues from our FBO operations.

“During the fourth quarter we sold more aircraft shares, adding to our base of fractional shares,” commented Mr. Steven Santo, CEO of Avantair. “This base generated a strong increase in the maintenance and management fee portion of our business. Despite some additional expenses, the increase in revenues and the size of our fleet resulted in a solid improvement in operating expenses as a percentage of sales and a significant reduction in our net loss as a percentage of sales on a year-over-year basis.”

Cost of flight operations for the fourth quarter of fiscal 2007 were $11.4 million, or 52.3% of revenue, compared to $11.1 million, or 80.3% of revenue, for the fourth quarter of fiscal 2006. Flight operations included additional expenses, net of insurance proceeds, due to three planes damaged in the third quarter.

SG&A expenses for the fourth quarter of 2007 were $7.4 million, or 33.9% of revenue, compared to $5.1 million, or 37.0% of revenue, in the fourth quarter of fiscal 2006.

Loss from operations for the fourth quarter of fiscal 2007 was $3.4 million versus $7.4 million in the year-ago quarter, including approximately $77,000 of non-cash charges related to compensation expense for equity issued to management. In the fourth quarter of 2007, the company took an additional non-cash depreciation charge of approximately $950,000 related to the reclassification of airplanes that it had contemplated selling but that were retained to meet unexpectedly high demand for hours.

Net loss for the fourth quarter of fiscal 2007 was $3.9 million compared to a net loss of $7.1 million for the fourth quarter of fiscal 2006.

Mr. Santo continued, “Our goal is to efficiently manage the rapid expansion of our fleet while providing a high level of customer service and satisfaction. We added three planes in the fourth quarter and pre-sold one, which was delivered in the first quarter of fiscal 2008, and our current delivery schedule remains on track. The recent growth we have experienced in fractional share sales, as well as poor commercial travel conditions this summer, generated strong demand for hours flown, and we anticipate that our cost of flight operations will increase on a sequential basis in the first quarter of fiscal 2008 because our charter flight expenses will be in excess of budgeted amounts. With the expectation that we will receive eight additional aircraft in the first half of fiscal 2008, we believe cost of flight operations as a percentage of sales will decline as the year progresses. We continue to anticipate that we will meet our fiscal 2008 year-end target of 51 aircraft in the fleet and that we will be break-even on a quarterly basis some time during fiscal 2008.”

Full-Year Fiscal 2007 Financial Results

For the twelve months ended June 30, 2007, total revenues were $76.4 million, an increase of 57.9% compared to $48.4 million for the twelve months of fiscal 2006.

Revenues from fractional aircraft shares sold were $29.7 million for the full year fiscal 2007 versus $23.8 million last year, an increase of 24.8%. Revenues from maintenance and management fees were $38.8 million for fiscal 2007 versus $22.8 in fiscal 2006, an increase of 70.2%. Other revenues were $7.9 million compared to $1.8 million in the year-ago period.

Cost of flight operations for full year fiscal 2007 were $45.9 million, or 60.0% of revenue, compared to $31.8 million, or 65.7% of revenue, for fiscal 2006. SG&A expenses for fiscal 2007 were $24.9 million, or 32.6% of revenue, compared to $17.1 million, or 35.3% of revenue, in fiscal 2006.

Loss from operations for full-year fiscal 2007 was $19.0 million versus $19.6 million in fiscal 2006, including $2.8 million of non-cash charges related to compensation expense for equity issued to management. Net loss for full year fiscal 2007 was $21.7 million compared to a net loss of $20.7 million for full year fiscal 2006.

Conference Call

Avantair will host a conference call to discuss financial results for its fiscal fourth quarter and full year ended June 30, 2007 and provide an update on business developments at 5:00 p.m. Eastern Time today. Investors may listen to the call by dialing 800-240-4186 (303-262-2190 for international callers). When prompted, ask for the “Avantair Inc. Fourth Quarter Earnings and Fiscal Year 2007 Conference Call.” A telephonic replay of the conference call may be accessed approximately two hours after the call through September 11, 2007, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11096407#. The conference call will be simultaneously webcast and can be accessed by visiting the Investor section of our website at www.avantair.com. The webcast replay will be archived for twelve months.

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only standalone fractional operator. The company currently manages a fleet of 37 planes with another 48 Piaggio Avanti IIs on order. It also has announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. For more information about Avantair, please visit: www.avantair.com.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

AVANTAIR, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED) AND TWELVE MONTHS ENDED JUNE 30, 2007 AND 2006

	Three Months Ended		Twelve Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues
Fractional aircraft shares sold	$7,778,090	$6,475,443	$29,695,175	$23,756,070
Maintenance and management fees	11,470,917	6,346,224	38,787,596	22,824,940
Demonstration and charter card revenues	2,593,394	938,924	7,910,461	1,814,370

Total revenue	21,842,401	13,760,591	76,393,233	48,395,380

Operating expenses
Cost of fractional aircraft shares sold	6,342,927	4,985,556	24,370,988	19,166,722
Cost of flight operations	11,431,611	11,056,339	45,857,463	31,782,820
Write-off of aircraft deposit	—	—	300,000	—
General and administrative expenses	4,565,283	3,668,629	15,756,018	10,757,280
Depreciation and amortization expense	1,372,738	22,047	2,013,530	2,649,096
Compensation expense related to equity transactions	77,385	—	2,784,592	—
Selling expenses	1,427,518	1,411,892	4,333,268	3,672,754

Total operating expenses	25,217,462	21,144,463	95,415,859	68,028,672

Loss from operations	(3,375,061)	(7,383,872)	(19,022,626)	(19,633,292)

Other income (expenses)
Interest income	172,343	160,521	444,179	557,508
Interest expense	(679,529)	(1,257,278)	(3,406,181)	(2,110,119)
Other income, net	4,771	1,395,438	284,723	437,982
	—	—

Total other income (expense)	(502,415)	298,681	(2,677,279)	(1,114,629)

Net loss	$(3,877,476)	$(7,085,191)	$(21,699,905)	$(20,747,921)

Loss per common share:
Basic and diluted	$(0.44)	$(2.15)	$(2.47)	$(6.31)

Weighted-average common shares outstanding:
Basic and diluted	8,780,234	3,288,590	8,780,234	3,288,590

Contact:

John Waters

Chief Financial Officer

Avantair, Inc.

727-539-0071

jwaters@avantair.com

Melissa Dixon

The Piacente Group, Investor Relations

212-481-2050

melissa@thepiacentegroup.com

###